Exhibit 10.12

AZENTA, INC.

2020 EQUITY INCENTIVE PLAN

Stock Unit – Award Notice

This award notice sets forth the terms of the award (the “Award”), described below, of restricted Stock Units (the “RSUs”) under the Azenta, Inc. (formerly Brooks Automation, Inc.) 2020 Equity Incentive Plan (as amended, the “Plan”) to the Participant identified below. The Award is subject to the terms of the Plan, which are incorporated herein by reference. Any initially capitalized term not defined herein shall have the meaning assigned to it in the Plan. The term “vest” as used in this notice with respect to any RSU means the lapsing of the restrictions described herein with respect to the right to payment under the Award.

Participant Name:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Type of Award:	PSU

Shares Awarded:

Grant Date:

1.

Nature of Award. The Award consists of the conditional right to receive, on the terms and subject to the restrictions set forth herein and, in the Plan, one share of Common Stock for each RSU forming part of the Award. Subject to such adjustments as are required or permitted under Section 3(a) of the Plan. Reward opportunities are heavily weighted to delivering performance-based financial results.

2.

Forfeiture Risk. If the Participant ceases to be an employee for any reason, any then outstanding and unvested RSUs shall be automatically and immediately forfeited. Notwithstanding the foregoing, the Company may elect to have the Award, in whole or in part, continue to vest during any period in which the Participant serves as a consultant to the Company upon termination of employment. However, a change in the Participant’s employment status from full-time to part-time shall not affect the Award, which shall continue to vest in accordance with the terms described herein. In addition, if the Participant is employed by a wholly-owned subsidiary of the Company and such subsidiary is subsequently sold or transferred to another Person (as defined below) who is not also wholly owned by the Company, then the Participant’s employment with the Company for purposes of this Section 2 shall be deemed to cease immediately upon such sale or transfer.

Notwithstanding anything herein to the contrary, if the Participant’s employment terminates due to death or Disability prior to the end of the three performance period set forth below, then the Participant will become vested in a prorated portion of this Award less any RSUs previously vested in respect of this Award. Proration will be based on the number of completed or partial months of employment during such performance period divided by the total number of months in the such performance period, with performance determined based on target level of performance. The Company shall deliver a share of Common Stock for each RSU that vests based on the foregoing in accordance with Section 4. To the extent not vested in accordance with this paragraph, the remainder of any then outstanding and unvested RSUs shall be automatically and immediately forfeited.

3.	Vesting of Award. The Award (unless earlier forfeited) shall vest as follows unless earlier forfeited in accordance with Section 2 above:

(a)

Performance-Based Awards – Performance-based RSUs will vest based on the achievement of established financial metrics set forth below by the end of fiscal year 2027. The number of performance-based RSUs earned in accordance with the metrics below will vest on November 15, 2027.

Long Term Incentive Plan Metrics and Goals – LTIP Fiscal 2025 – 2027
				GOALS[4]
Metric	Weighting	Measurement Time frame	Definition	Threshold 50% of Award	Target 100% of Award[1]	Maximum 200% of Award
Relative TSR (rTSR)[1]	100%	3 Years	Cumulative TSR Compared to Peer Group[2,3]	25th Percentile	50th Percentile	>=75th Percentile

1TSR is determined by taking ((Ending Stock Price – Beginning Stock Price) + Dividends)/Beginning Stock Price. Ending Stock price is defined by taking the 20 day average closing price up to and including the last day of the performance period, September 30, 2027. Beginning Stock price is defined by taking the 20 day average closing price up to and including the first day of the performance period, October 1, 2024. rTSR ranks Azenta’s three year TSR performance against the defined Peer Group. Dividends are included based on the ex-dividend date on a reinvested basis. For non-US companies, TSR will be calculated in local currency.

2 Peer Group includes the following companies: 10x Genomics, Inc., Bio-Techne Corporation, Certara, Inc., Cryoport, Inc., Cytek, Diasorin, Evotec, Fulgent, Guardant Health, Inc., Haemonetics Corporation, Maravai LifeSciences Holdings Inc., Medpace Holdings, Inc., MesaLabs, Myriad Genetics, Natera, Inc., NeoGenomics, Inc., Neogen Corporation, Repligen Corporation, Sotera Health Company, Tandem Diabetes Care, Inc., Twist Bioscience Corporation and Veracyte.

3To be included in the TSR calculation, a company must be in the peer group at the beginning and end of the period. If a peer group company ceases to exist, it will be placed at the bottom of the TSR ranking. If a company is acquired during the performance period, it will be excluded from the ranking.

4 If Azenta’s TSR for the three year period is negative, the maximum performance award is capped at Target (100%).

(b)

If there is a Qualifying Termination (as defined below) of the Participant’s employment by the Company or one of its subsidiaries that occurs within the one-year period following a Change in Control (as defined below), any RSUs that were unvested but outstanding immediately prior to the Qualifying Termination shall be treated as having vested immediately prior to the Qualifying Termination.

(c)	For purposes hereof, the following definitions shall apply:

(1)	“Board” means the Board of Directors of the Company.
(2)	“Employer” means the Company and its subsidiaries.
(3)	“Qualifying Termination” means a termination by the Company or by a subsidiary of the Company of the Participant’s employment with the Company and its subsidiaries, other than a termination for Cause.

4.

Delivery of Shares. Subject to Section 8 below, the remaining provisions of this Section 4, and Section 7, the Company shall deliver to the Participant (or, in the event of the Participant's death, to the executor or administrator of the Participant’s estate or to the person or persons to whom the RSUs pass by will or by the laws of descent and distribution) one share of Common Stock for each RSU that vests. Delivery shall be made not later than thirty

(30) days following the date of vesting.

5.

Dividends, etc. The Participant shall not be entitled to any rights as a shareholder, including rights to vote or rights to dividends or other distributions, with respect to any RSU, except as to shares of Common Stock actually delivered under Section 4 above.

6.

Adjustments for Stock Splits, etc. If there is any stock split, reverse stock split, stock dividend, stock distribution or other reclassification of the Common Stock, any and all new, substituted or additional securities to which the Employee is entitled by reason of his ownership of the RSUs shall be immediately subject to the risk of forfeiture and transfer restrictions described herein in the same manner and to the same extent, if any, as such RSUs.

7.	Nontransferability. The Award is not transferable except upon death in accordance with Section 4 above.

8.

No Special Employment Rights. The grant of the Award shall not be construed as limiting in any way the right of the Company and its Affiliates, subject to applicable law, to terminate the Participant’s employment. Any loss of profit or potential profit under the Award shall not be an element of damages in any claim relating to termination of the Participant’s employment. The grant of the Award shall not entitle the Participant to the grant of any other awards under the Plan.

9.

Certain Tax Matters. The Award consists of an unfunded and unsecured conditional promise by the Company to deliver cash or property in the future. The Award is intended to qualify for the "short-term deferral" exemption from coverage under Section 409A.

As a condition precedent to the Company’s obligation to deliver the Shares upon vesting and settlement of the Award, the Participant shall satisfy, in the manner provided herein or as otherwise determined by the Administrator, the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to the Award (including without limitation the vesting and settlement thereof) as and when the Company determines those amounts to be due, and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the Award.

The Participant agrees that the Participant’s minimum withholding tax obligation with respect to the granting, vesting or settlement of the Award will be satisfied (a) provided that the Participant has sufficient vesting or vested Shares available, by the Company withholding a portion of the Shares otherwise deliverable to the Participant, such Shares being valued at their Fair Market Value as of the date on which the taxable event that gives rise to the withholding requirement occurs or (b) by such other method as determined by the Administrator prior to the date on which the taxable event that gives rise to the withholding requirement occurs, including entering into on the Participant’s behalf (pursuant to this authorization without further consent) a “same day sale” program with a broker dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) pursuant to which the Participant irrevocably elects to sell a portion of the Shares to be issued under the Award to satisfy such withholding tax obligation and pursuant to which the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy such withholding tax obligation directly to the Company; provided, however, unless otherwise subsequently determined by the Administrator, if the Participant is subject to Section 16 of the Exchange Act, the withholding of Shares by the Company to satisfy such withholding tax obligation in respect of the Award shall be mandatory. The Participant further agrees that each time the

Company withholds Shares or Shares are sold pursuant to a “same day sale” program to satisfy the Participant’s minimum withholding tax obligation, the number of Shares so withheld or so sold will be rounded up to the nearest whole number of Shares (with any over withholding applied to federal income tax). For example, if 9.6 Shares are required to satisfy the minimum withholding tax obligation, the number of Shares withheld or sold will round up to 10 Shares.

10.	Clawback. The Award is subject to clawback and forfeiture in accordance with any Clawback Policy of the Company in effect from time to time.